UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 2, 2008

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 7, 2008, Cypress Semiconductor Corporation (the “Company”) disclosed in a Current Report on Form 8-K that, among other things, its Board of Directors (the “Board”) had approved a plan to adjust outstanding option awards under the Company’s 1994 and 1999 Stock Plans (the “Plans”) designed to preserve the intrinsic value of outstanding options under the Plans to reflect the proposed spin-off by the Company of its shares of SunPower Corporation Class B common stock (the “Proposed Spin-Off”). The Company also disclosed in that Current Report that the Board had approved adjustments to the number of shares underlying restricted stock unit (“RSU”) awards, including performance based RSU awards, and the number of shares underlying restricted stock to reflect the Proposed Spin-Off.

The adjustment to outstanding options under the Plans, RSU awards and restricted stock awards will be based upon the ratio of the volume-weighted average price (“VWAP”) for the Company’s common stock as reported by Bloomberg on the trading day before consummation of the Proposed Spin-Off divided by the VWAP for the Company’s common stock as reported by Bloomberg on the trading day after consummation of the Proposed Spin-Off (the “Conversion Ratio”). Specifically, the number of shares of the Company’s common stock issuable pursuant to outstanding options under the Plans, RSU awards and restricted stock awards will be adjusted so that, following such adjustment, the shares issuable pursuant to such awards will be equal to the shares issuable pursuant to such awards prior to the adjustment multiplied by the Conversion Ratio, rounded down to the nearest whole share. In addition, the exercise price of options under the Plans will be adjusted so that, following such adjustment, the exercise price per share for such options will be equal to the exercise price per share prior to the adjustment divided by the Conversion Ratio, rounded up to the nearest whole cent.

The Conversion Ratio is impossible to predict because it will be dependent upon future trading prices in the Company’s common stock. The number of the Company’s fully diluted shares outstanding following the completion of the Proposed Spin-Off is also impossible to predict because, among other things, it is dependent upon the Conversion Ratio as well as the number of options, RSU awards and restricted stock awards that will be outstanding following completion of the Proposed Spin-Off.

However, the Company expects the adjustment of the outstanding options under the Plans, RSU awards and restricted stock awards to result in a material increase in the Company’s fully diluted shares outstanding. In an effort to assist investors in better understanding the effect of these adjustments, the Company has prepared the tables below. These tables illustrate (a) possible values for the Conversion Ratio based upon potential VWAPs for the Company’s common stock on the trading days before and after completion of the Proposed Spin-Off and (b) estimates of the Company’s fully diluted shares outstanding as a result of these potential Conversion Ratios.

These tables are provided for illustrative and comparative purposes only and are not necessarily indicative of what will actually happen if the Proposed Spin-Off is completed. In addition, these tables are highly dependent upon the assumptions underlying their preparation. Specifically, these tables:

•

Are based on an assumed 151.6 million common shares outstanding, an assumed 2.5 million RSUs outstanding, an assumed 1.1 million performance based RSUs outstanding (for which the Compensation Committee of the Board established milestones in 2008) and assumed options outstanding, in the amounts and with the strike prices, shown in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008. These assumptions are subject to substantial risks and uncertainties, as they do not account for, among other things, any of the following which could occur: stock repurchases, option exercises or cancellations of outstanding options, RSU or restricted stock awards.

•	Do not reflect the favorable impact of the Company’s unamortized stock-based compensation expense under the treasury stock method.

•

Do not reflect the impact of the Company’s outstanding 1.00% Convertible Senior Notes due September 15, 2009, which are subject to an issuer tender offer, or the related convertible note hedge and warrants, which is expected to be partially unwound in connection with such tender offer.

•	Do not include any equity grants made under the Plans, which will have their share pools adjusted by the Conversion Ratio following completion of the Proposed Spin-Off, made after the date hereof.

Illustrative Post-Spin
	Illustrative Conversion Ratio at Various Pre-Spin VWAP Stock Prices per Share
VWAP Stock Prices per Share	$25.00		$30.00		$35.00		$40.00
$ 4.00	6.250	x	7.500	x	8.750	x	10.000	x
$ 6.00	4.167	x	5.000	x	5.833	x	6.667	x
$ 8.00	3.125	x	3.750	x	4.375	x	5.000	x
$10.00	2.500	x	3.000	x	3.500	x	4.000	x
$12.00	2.083	x	2.500	x	2.917	x	3.333	x

Illustrative Post-Spin
	Illustrative Fully Diluted Shares Outstanding at Various Pre-Spin VWAP Stock Prices Per Share
VWAP Stock Prices Per Share	$25.00	$30.00	$35.00	$40.00
		(in millions)
$ 4.00	210.4	238.3	266.2	294.1
$ 6.00	190.8	209.4	228.0	246.6
$ 8.00	181.0	195.0	208.9	222.8
$10.00	175.1	186.3	197.4	208.6
$12.00	171.2	180.5	189.8	199.1

The preceding tables constitute “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections. These statements are not guarantees of future results and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in the Company’s stock price and outstanding securities and changes to the Company’s proposal to complete the Proposed Spin-Off or related transactions. The Company undertakes no responsibility to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: September 2, 2008	By:	/s/ Brad W. Buss
Brad W. Buss
Executive Vice President, Finance and Administration and Chief Financial Officer